Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
(210) 828-7689

Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / (713) 529-6600

PIONEER REPORTS SETTLEMENT OF NORTH TEXAS LAWSUIT /

INSURANCE TO COVER MAJORITY OF AWARD

SAN ANTONIO, Texas, July 14, 2009 – Pioneer Drilling Company (NYSE Amex: PDC) announced today that it has reached a settlement in a wrongful death lawsuit filed against the company’s Drilling Services Division in 2008.

Pioneer has agreed to pay the family of the deceased $16 million, all but $1 million of which will be covered by insurance.

About Pioneer Drilling Company

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths of 6,000 and 18,000 feet, 74 workover rigs (sixty-nine 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 61 wireline units, and fishing and rental tools.

# # #